EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

Campus Labs, LLC
(the “Target”)

and

the Members of Campus Labs, LLC
(the “Members” and, together with the Target, the “Sellers”)
and

Higher One, Inc.
(the “Buyer”)

Dated as of August 7, 2012

EXECUTION COPY

TABLE OF CONTENTS

ARTICLE I	TRANSFER OF ASSETS AND LIABILITIES	1
Section 1.1	Assets and Liabilities	1
Section 1.2	Purchase Price; Assumption of Liabilities	3
Section 1.3	Closing	4
Section 1.4	Deliveries by the Target	5
Section 1.5	Deliveries by Buyer	5
Section 1.6	Working Capital Adjustment	6
Section 1.7	Dispute Resolution; Estimated Purchase Price Adjustment	7
Section 1.8	Earn Out Payment	8
Section 1.9	Certain Taxes and Fees	12

ARTICLE II	RELATED MATTERS	12
Section 2.1	Books and Records of the Target	13
Section 2.2	Employees and Employee Benefits	12

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	14
Section 3.1	Organization and Good Standing	14
Section 3.2	Authorization; No Conflict	15
Section 3.3	Title to Assets; No Sale of Asset	15
Section 3.4	Consents and Approvals; No Violations	16
Section 3.5	Financial Statements	16
Section 3.6	Absence of Certain Changes	16
Section 3.7	Absence of Material Adverse Effect	18
Section 3.8	Properties and Related Matters	18
Section 3.9	Business Products; Warranties; Defects; Liabilities	19
Section 3.10	Intellectual Property	20
Section 3.11	Litigation	21
Section 3.12	Compliance with Applicable Law; Permits	22
Section 3.13	Certain Contracts and Arrangements	22
Section 3.14	Employee Benefit Plans; ERISA	22
Section 3.15	Taxes	25
Section 3.16	Labor Matters	25
Section 3.17	Certain Fees	26
Section 3.18	Full Force and Effect	25
Section 3.19	Customers and Vendors	26
Section 3.20	Sufficiency and Condition of Assets	26
Section 3.21	Environmental Matters	27
Section 3.22	Accounts Receivable	28
Section 3.23	Insurance	29
Section 3.24	Related Party Transactions	29
Section 3.25	Gifts and Benefits	29
Section 3.26	Guaranties	30
Section 3.27	Disclosure	30

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	30
Section 4.1	Organization and Good Standing	30
Section 4.2	Authorization	30
Section 4.3	Consents and Approvals; No Violations	30
Section 4.4	Litigation	31
Section 4.5	Certain Fees	31
Section 4.6	Financial Ability	31

ARTICLE V	COVENANTS	32
Section 5.1	Consents	32
Section 5.2	Accounts Receivable	32
Section 5.3	Inspection of Records	32
Section 5.4	Link to Buyer’s Website	33
Section 5.5	Trademarks	33
Section 5.6	Covenant Not to Compete	33
Section 5.7	Disclosure of Confidential Information	33
Section 5.8	Injunctive Relief	34
Section 5.9	Payroll Taxes and Payroll Records	34
Section 5.10	Health Insurance	34
Section 5.11	COBRA Liabilities	34
Section 5.12	401(k) Termination	35
Section 5.13	Tax Clearance Certificates and Allocations	35
Section 5.14	Option Grants and Bonus Plan	35
Section 5.15	Investigation by Sellers	35
Section 5.16	Investigation by Buyer	35
Section 5.17	Further Assurances	36

ARTICLE VI	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS	36
Section 6.1	Survival of Representations	36
Section 6.2	Sellers’ Agreement to Indemnify	36
Section 6.3	Buyer’s Agreement to Indemnify	37
Section 6.4	Third Party Indemnification	38
Section 6.5	Certain Tax Matters	39

ARTICLE VII	MISCELLANEOUS	40
Section 7.1	Fees and Expenses	40
Section 7.2	Further Assurances	40
Section 7.3	Counterparts	40
Section 7.4	Notices	40
Section 7.5	Amendments and Waivers	42
Section 7.6	Severability	42
Section 7.7	Binding Effect; Assignment	42
Section 7.8	No Third Party Beneficiaries	42
Section 7.9	Interpretation	43
Section 7.10	Jurisdiction; Consent to Service; Waiver of Jury Trial	43
Section 7.11	Entire Agreement	43
Section 7.12	Law Governing	43

EXECUTION COPY

EXHIBITS

Exhibit A	Tangible Personal Property
Exhibit B	Assigned Agreements
Exhibit C	Bill of Sale
Exhibit D	Intellectual Property Assignment
Exhibit E	Certain Excluded Assets
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Cash Escrow Agreement
Exhibit H	Hypothetical Working Capital Calculation
Exhibit I	Non-Competition and Non-Solicitation Agreements

DISCLOSURE SCHEDULE

Section 1.1(c)	Assumed Liabilities
Section 1.1(d)	Excluded Liabilities
Section 1.4(d)	Deliveries by the Target
Section 1.8(a)	Sample Earn Out Payment
Section 1.8(b)	Earn Out Payment
Section 1.8(f)	Earn Out Payment
Section 1.8(f)(ii)(E)	List of Key Sales Employees
Section 2.2(a)	Employees
Section 3.2	Authorization; No Conflict
Section 3.3	Title to Assets; No Sale of Assets
Section 3.4	Consents and Approvals
Section 3.5	Financial Statements
Section 3.6	Absence of Certain Changes
Section 3.7	Absence of Material Adverse Effect
Section 3.8(a)	Properties and Related Matters
Section 3.8(b)	Properties and Related Matters
Section 3.9(a)	Business Products
Section 3.9(b)	Business Products
Section 3.11	Litigation
Section 3.12	Compliance with Applicable Law; Permits
Section 3.13	Certain Contracts and Arrangements
Section 3.14(a)	Employee Benefit Plans; ERISA
Section 3.14(c)	Employee Benefit Plans; ERISA
Section 3.14(d)	Employee Benefit Plans; ERISA
Section 3.14(f)	Employee Benefit Plans; ERISA
Section 3.14(h)	Employee Benefit Plans; ERISA
Section 3.14(l)	Employee Benefit Plans; ERISA
Section 3.14(n)	Employee Benefit Plans; ERISA
Section 3.15	Taxes
Section 3.17	Certain Fees
Section 3.18	Full Force and Effect
Section 3.19(a)	Customers and Vendors
Section 3.19(b)	Customers and Vendors
Section 3.21(b)	Environmental Matters
Section 3.23	Insurance
Section 3.24	Related Party Transactions
Section 3.27	Disclosure
Section 5.1	Consents

BUYER’S DISCLOSURE SCHEDULE

Section 4.4	Litigation

EXECUTION COPY

LOCATION OF DEFINITIONS

Agreement	Recitals
Ancillary Agreements	Sec. 3.2
Assets	Sec. 1.1(a)
Assigned Agreements	Sec. 1.1(a)(vii)
Assignment and Assumption	Sec. 1.1(c)
Assumed Liabilities	Sec. 1.1(c)
Basket Amount	Sec. 6.2(b)(i)
Benefit Plans	Sec. 3.14(m)
Bill of Sale	Sec. 1.1(a)(xiv)
Business	Recitals
Business Intellectual Property	Sec. 1.1(a)(ii)
Business Product	Sec. 3.9(a)
Business Records	Sec. 1.1(a)(v)
Buyer	Recitals
Buyer Damages	Sec. 6.2(a)
Buyer Indemnified Party	Sec. 6.2(a)
Buyer’s Disclosure Schedule	Article IV Preamble
Cap	Sec. 6.2(b)(ii)
Cases	Sec. 3.11
Claim	Sec. 6.4
Closing	Sec. 1.3
Closing Date	Sec. 1.3
Closing Date Statement	Sec. 1.6
Closing Date Working Capital	Sec. 1.6
Code	Sec. 14(b)
Confidential	Sec. 5.7
Confidential Information	Sec. 5.7
Copyrights	Sec. 3.10(h)
Disclosure Schedule	Article III preamble
Dispute	Sec. 1.8(g)
Earn Out Objection Notice	Sec. 1.8(c)
Earn Out Payment	Sec. 1.2(a)(ii)
Earn Out Payment Determination Date	Sec. 1.8(c)
Earn Out Statement	Sec. 1.8(b)
Earn Out Target	Sec. 1.8(a)
Environmental and Safety Laws	Sec. 3.21(i)
ERISA	Sec. 2.2(f)
ERISA Affiliate	Sec. 3.14(m)
Escrow Agent	Sec. 1.2(b)(iii)
Escrow Agreement	Sec. 1.2(b)(iii)
Escrow Deposit	Sec. 1.2(b)(iii)
Estimated Initial Purchase Price	Sec. 1.6
Estimated Closing Date Settlement	Sec. 1.6
Estimated Closing Date Working Capital	Sec. 1.6
Excluded Assets	Sec. 1.1(b)
Excluded Liabilities	Sec. 1.1(d)
Excluded Representations	Sec. 6.1
Facilities	Sec. 3.21(iv)
Final Closing Purchase Price	Sec. 1.2(a)
Final Statement	Sec. 1.7(a)(ii)
Financial Statements	Sec. 3.5
GAAP	Sec. 3.5
Hazardous Materials	Sec. 3.21(ii)
Historical Financial Statements	Sec. 3.5
Independent Accounting Firm	Sec. 1.7(a)(ii)
Initial Purchase Price	Sec. 1.2(a)(i)
Intellectual Property	Sec. 1.1(a)(ii)
Intellectual Property Assignment	Sec. 1.1(a)(xiv)
Interim Financial Statements	Sec. 3.5
Interim Financial Statements Date	Sec. 3.5
Knowledge	Sec. 3.9(b)
Liabilities	Sec. 1.1(d)
Liens	Sec. 3.3
Marks	Sec. 3.10(h)
Material Adverse Effect	Sec. 3.1
Members	Recitals
Member Options	Sec. 5.14
Member Party	Sec. 1.8(a)
Net Working Capital	Sec. 1.6
Notice of Employment	Sec. 2.2(b)
Patents	Sec. 3.10(h)
Payoff Amount	Sec. 1.2(b)(i)
Payoff Letter	Sec. 1.2(b)(i)
Permitted Liens	Sec. 3.3
Plans	Sec. 3.14(a)
Pre-Closing Tax Period	Sec. 6.5(a)(i)
Property	Sec. 3.21(iii)
Purchase Price	Sec. 1.2(a)
Revenue	Sec. 1.8(e)
Seller	Recitals
Seller Damages	Sec. 6.3(a)
Seller Indemnified Party	Sec. 6.3
Tangible Personal Property	Sec. 1.1(a)(i)
Target Working Capital	Sec. 1.6
Target’s Key Employees	Sec. 3.9(b)
Tax Return	Sec. 3.15(c)
Taxes	Sec. 3.15(b)
Transfer Taxes	Sec. 1.9
Transferred Employees	Sec. 2.2(b)
Warrants	Sec. 1.2(a)(iii)
Working Capital	Sec. 1.6

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of August 7, 2012 (this “Agreement”), is by and among Campus Labs, LLC, a New York limited liability company (the “Target”), Eric Reich and Michael Weisman (the “Members” and, together with the Target, the “Sellers” , and Higher One, Inc., a Delaware corporation (the “Buyer”).  Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement and the locations of such definitions are referenced following the table of contents.

WHEREAS, the Target operates a business which offers specialized, comprehensive assessment programs that combine data collection, reporting, organization and campus-wide integration to higher education institutions (the “Business”); and

WHEREAS, the Target desires to sell and assign to the Buyer, and the Buyer desires to purchase from the Target, substantially all of the assets of the Business, and at the same time the Buyer will assume certain liabilities of the Business, all on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

Section 1.1 Assets and Liabilities

(a) Subject to the terms of this Agreement, at the Closing provided for in Section 1.3, the Target shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred and delivered to the Buyer, all of the Target’s right, title and interest in and to the assets (other than the Excluded Assets set forth in Section 1.1(b) hereof) owned, leased or licensed directly or indirectly by the Target on the Closing Date (collectively, the “Assets”), free and clear of any Liens (other than any Permitted Liens), including but not limited to the following:

(i) all equipment listed in Exhibit A hereto, components, spare parts, furniture and other tangible personal property owned or leased or held under license by the Target (collectively, the “Tangible Personal Property”);

(ii) all Intellectual Property owned or held under any transferable license by the Target (the “Business Intellectual Property”);

(iii) any and all copies in a tangible medium of the Business Intellectual Property, including all designs and any registrations and applications therefore, all computer software, including all source code, object code and firmware, and all other tangible assets and material used in connection with the Business Intellectual Property;

(iv) all transferable licenses, permits, authorizations, consents, approvals, orders, filings or registrations with any court or administrative or governmental authority held by the Target;

(v) copies (which need not be original) of all of Target’s general and financial records, financial information, marketing and sales information, customer and vendor lists, and (to the extent permitted by applicable law) records and information relating to the Target’s employees and consultants (collectively, the “Business Records”), it being understood that the Seller may retain a copy (which may be the original copy) of each such Business Record;

(vi) all rights with respect to deposits, advance payments and prepaid expenses made or incurred by Target, deferred charges and all credits and claims for refund held by the Target;

(vii)  those written agreements listed on Exhibit B (collectively,  the “Assigned Agreements”;

(viii) all goodwill associated with the Business;

(ix) all of the Target’s rights, claims, credits, causes of action or rights of set off against third parties, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement relating to the Business Intellectual Property;

(x) the Target’s rights in the names “Student Voice”, “Campus Labs” “Collegiatelink” and “Compliance Assist”, the registered trademarks associated with such names and any other Marks or Copyrights relating to or used by the Target in connection with the Business;

(xi) all domain names owned or used by the Target, including but not limited to www.campuslabs.com and www.studentvoice.com;

(xii) any cash, cash equivalents and marketable securities; and

(xiii) the accounts receivable held by the Target existing as of Closing Date.

Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by the Target to the Buyer of (i) a duly executed bill of sale (the “Bill of Sale”) in the form of Exhibit C attached hereto, (ii) duly executed instruments of assignment assigning Target’s interest in and to the Intellectual Property in the form of Exhibit D attached hereto (the “Intellectual Property Assignment”) and (iii) such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in the Buyer good and valid title to the other Assets, free and clear of all Liens (other than any Permitted Liens).

(b) Anything contained in Section 1.1(a) to the contrary notwithstanding, the term “Assets” shall not include the following assets of the Target (each and all such items being herein referred to as the “Excluded Assets”):

(i) the articles of organization, operating agreement, minute books and company seal;

(ii) all rights and benefits of Target arising in connection with or related to the Target’s status as a New York State Qualified Empire Zone Entity;

(iii) all rights of Target arising under any insurance policies of the Target;

(iv) all rights of Target under this Agreement;

(v) any other property or assets expressly listed on Exhibit E.

(c) Subject to the terms of this Agreement, the Buyer shall assume on the Closing Date, and pay, perform and discharge when due, those obligations and liabilities of the Business:  (i) under all the Assigned Agreements to the extent that such obligations and liabilities: (A) arise after the Closing Date and (B) do not arise from or relate to any breach by the Target of any provision of such Assigned Agreements on or prior to the Closing Date; (ii) accounts payable and accrued expenses of the Business as of the Closing Date (but only to the extent accrued on the Closing Date Statement and incurred in the ordinary course of the Target’s business consistent with past practice); (iii) to the Target’s customers incurred by the Target in the ordinary course of business consistent with past practice for orders outstanding as of the Closing Date and reflected in the Closing Date Statement; (iv) to the Target’s customers under written warranty agreements given by the Target to its customers prior to the Closing Date; and (v) all Liabilities of the Target set forth in the Closing Date Statement (collectively, the “Assumed Liabilities”). Section 1.1(c) of the Disclosure Schedule contains a list of the Assumed Liabilities including accounts payable determined based on the Estimated Closing Date Statement.  At the Closing, the Target and the Buyer shall execute an instrument of assignment and assumption agreement in respect to the Assumed Liabilities, in the form of Exhibit F attached hereto (the “Assignment and Assumption”), whereby the Buyer agrees to perform, pay, become liable for and discharge when due, any and all Assumed Liabilities.

(d) The Target shall retain, and shall be solely responsible for paying, performing and discharging when due, and the Buyer shall not assume or otherwise have any responsibility or Liability for, (i) any and all Liabilities (as defined below) of Target (whether now existing or hereafter arising) including those listed on Section 1.1(d) of the Disclosure Schedule  hereto other than the Assumed Liabilities, (ii) all liabilities and obligations of the Target or any of its affiliates or any of their respective predecessors-in-interest for any Taxes due or becoming due by reason of the conduct of the Business prior to the Closing, the ownership, possession, use, operation or sale or other disposition of any assets (including the Assets), properties, rights or interests associated with the Business or the sale of any products, including but not limited to (A) Taxes attributable to employee withholding tax obligations, (B) income-based Taxes imposed on or accruing as a result of the purchase and sale of the Assets pursuant to this Agreement and (C) Taxes attributable to or resulting from recapture of depreciation or other tax benefit items or otherwise arising from or relating to any of the transactions contemplated by this Agreement, and (iii) all liabilities related to or arising from the Benefit Plans of the Target prior to or after the Closing, including without limitation documentation and administration obligations, and any post-Closing obligations relating thereto or arising therefrom, including without limitation COBRA administration (the “Excluded Liabilities”).  As used in this Agreement, “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including, without limitation, those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

Section 1.2 Purchase Price; Assumption of Liabilities

(a) Subject to the adjustments as provided by this Agreement, the total purchase price of the Assets and the Business (the “Purchase Price” ) shall be an amount equal to the sum of the Initial Purchase Price, which amount shall be adjusted pursuant to Section 1.7 (as so adjusted, the “Final Closing Purchase Price”), and the Earn Out Payment and the Warrants.

(i) The “Initial Purchase Price” equals $38.4 million in cash.

(ii) The “Earn Out Payment”  equals the amount payable to the Target under Section 1.8.

(iii) The “Warrants” shall mean 150,000 warrants to purchase the same number of shares of common stock of Higher One Holdings, Inc.

(b) On the Closing Date, the Buyer shall:

(i) pay to any lenders of the Target who have security interests in any of the Assets (including capitalized leases), by wire transfer of immediately available funds, the amounts (in the aggregate, the “Payoff Amount”) required at Closing to pay in full any indebtedness (including any prepayment penalties) of Target secured by such security interests, as evidenced by payoff letters (“Payoff Letters”) executed by such lenders and delivered to the Buyer on or prior to the Closing Date;

(ii) cause the Estimated Initial Purchase Price (defined below), less (A) the Escrow Deposit and (B) the Payoff Amount to be delivered to the Target via wire transfer of immediately available funds to a bank account identified by the Target;

(iii) cause the Escrow Deposit to be delivered to U.S. Bank (the “Escrow Agent”) to be held in accordance with the terms and conditions of an escrow agreement (the “Escrow Agreement”), in the form of Exhibit G attached hereto, in order to secure certain indemnity claims that the Buyer may be entitled to assert pursuant to this Agreement, but not to be used for any downward adjustment to the Initial Purchase Price in the event of a Working Capital adjustment as provided for in Section 1.7.  As used in this Agreement, the “Escrow Deposit”  means an amount equal to the Cap plus $1,500,000; and

(iv) deliver to Target a certificate issuing the Warrants.

Section 1.3 Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time and place as are mutually agreed to by the parties (or remotely by electronic mail and/or facsimile) on the date hereof, to be effective as of 12:01AM, New Haven, Connecticut time, on such date.  The effective time of the Closing is sometimes referred to herein as the “Closing Date.”  The exchange of copies of this Agreement and the Ancillary Agreements and of all signature pages by electronic mail or facsimile transmission shall constitute effective execution and delivery hereof and thereof as to the parties and may be used in lieu of the originals for all purposes.  Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

Section 1.4 Deliveries by the Target

At the Closing, the Target shall deliver or cause to be delivered to the Buyer (unless delivered previously) the following:

(a) A duly executed Bill of Sale and Intellectual Property Assignment;

(b) Duly executed counterparts of the Assignment and Assumption and the Escrow Agreement;

(c) The Estimated Closing Date Statement, accompanied by such supporting documentation, information and calculations as are reasonably necessary for the Buyer to verify and determine the Estimated Closing Date Working Capital;

(d) Copies of all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties that are necessary to consummate the transactions contemplated by this Agreement, as identified on Section 1.4 of the Disclosure Schedule;

(e) Duly executed non-competition and non-solicitation agreements for Eric Reich and Michael Weisman;

(f) Copies of the Payoff Letters;

(g) Discharges, releases and UCC termination statements adequate to discharge all Liens, if any, on the Assets other than Permitted Liens and Liens which will be discharged, as provided by the Payoff Letters, upon receipt by the Target’s lenders of the Payoff Amount;

(h) A certificate of good standing with respect to Target certified as of a date not more than fifteen (15) days prior to the Closing Date from the Secretary of State of the State of New York;

(i) A certificate by a manager of the Target certifying as to (A) the Target’s resolutions approving this Agreement and each of the transactions contemplated hereby as in effect on the Closing Date, (B) the incumbency of the Target’s officers or managers, and (C) the Target’s resolutions terminating the Benefit Plan known as the Student Voice, LLC 401(k) Profit Sharing Plan;

(j) A written legal opinion letter from Target’s counsel addressed to the Buyer and dated as of the Closing Date, in substantially the form attached hereto as Exhibit J;  and

(k) All other documents, instruments and writings required or reasonably requested by the Buyer to be delivered at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

Section 1.5 Deliveries by Buyer

At the Closing, the Buyer shall deliver or cause to be delivered to the Target (unless otherwise specified and unless previously delivered) the following:

(a) By wire transfer of immediately available funds, an amount equal to the Estimated Initial Purchase Price, less (i) the Escrow Deposit and (ii) the Payoff Amount;

(b) By wire transfer of immediately available funds to the Escrow Agent, an amount equal to the Escrow Deposit;

(c) By wire transfer of immediately available funds to each of the Target’s lenders that have issued a Payoff Letter to the Target, an amount equal to the amount required to be paid to each such lender by the terms of the Payoff Letter issued by such lender;

(d) A duly executed counterpart of the Escrow Agreement;

(e) A duly executed counterpart of the Assignment and Assumption;

(f) A letter, addressed to each Member, setting forth the terms and conditions of the employment by the Buyer of such Member, including, but not limited to, the amount of the annual base salary, the structure of the annual bonus compensation program and the employee benefits (each such letter being hereinafter an (“Employment Letter”);

(g) A duly executed counterpart of each of the non-competition and non-solicitation agreements for Eric Reich and Michael Weisman;

(h) A certificate of good standing with respect to the Buyer certified as of a date not more than fifteen (15) days prior to the Closing Date from the Secretary of State of the State of Delaware

(i) A copy of the 2012 Employment and Retention Bonus Plan, in substantially the form attached hereto as Exhibit K (the “Bonus Plan”);

(j) A certificate issuing the Warrants; and

(k) All other documents, instruments and writings required or reasonably requested by the Target to be delivered at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

Section 1.6 Working Capital Adjustment

Prior to the Closing, the Target shall deliver to the Buyer an unaudited statement (the “Estimated Closing Date Statement”) of Working Capital, setting forth the Target’s reasonable and good faith estimate of Working Capital as of August 5, 2012 (“Estimated Closing Date Working Capital”).  Based on the amount of the Estimated Closing Date Working Capital as contained in the Estimated Closing Date Statement, at Closing the amount of the Initial Purchase Price shall be adjusted (the Initial Purchase Price as adjusted being hereinafter the “Estimated Initial Purchase Price” ) as follows:

The Initial Purchase Price shall be increased or decreased, as the case may be, by the amount, if any, by which the Estimated Closing Date Working Capital is greater than or less than, as the case may be, - $2,873,238 (the “Target Working Capital”).  For purposes herein, the term “Working Capital” shall mean , (x) the sum of (i) cash and cash equivalents, plus (ii) accounts receivable, plus (iii) prepaid expenses and other current assets for which Buyer will receive the benefit, minus (y) the sum of (i) the current accounts payable and accrued expenses, plus (ii) plus prepaid contracts, plus (iii) deferred revenue, all determined in accordance with GAAP. For the avoidance of doubt, Target Working Capital is a negative number.   For purposes of illustration only, a hypothetical calculation of Working Capital is attached as Exhibit H.

No later than ninety (90) days after the Closing Date, the Members shall deliver to the Buyer an unaudited statement (the “Closing Date Statement”) of Working Capital, setting forth the Members’ good faith calculation of Working Capital as of the Closing Date

Section 1.7 Dispute Resolution; Estimated Purchase Price Adjustment

(a) Dispute Resolution.

(i) Following the Closing, each of the Buyer and the Members shall give the other party and any independent auditors and authorized representatives of such other party reasonable access during normal business hours to the properties, books, records and personnel of the Business for purposes of preparing, reviewing and resolving any disputes concerning the Closing Date Statement.  The Buyer shall have thirty (30) days following the delivery to the Buyer of the Closing Date Statement during which to notify the Members in writing of any dispute of any item contained in the Closing Date Statement, which notice shall set forth in reasonable detail the basis for such dispute.

(ii) If the Buyer fails to notify the Members of any dispute of any item contained in the Closing Date Statement within thirty (30) days following the delivery to the Buyer of the Closing Date Statement, the Closing Date Statement shall be deemed to be accepted by the Buyer and the Closing Date Statement and the Working Capital of the Target as of the Closing Date as set forth therein shall be final, binding and conclusive for all purposes of this Agreement and not subject to any further recourse by the Buyer under any provision hereof.  In the event that the Buyer shall so notify the Members of any dispute and the Buyer and the Members are unable to resolve such dispute within thirty (30) days of such notice, then all amounts remaining in dispute shall be submitted to KPMG LLP (or, if such accounting firm shall decline to act, to another independent accounting firm mutually acceptable to the Buyer and the Members, which shall not have had a material relationship with the Buyer or any of its affiliates within the past two (2) years) (either KPMG LLP or such other accounting firm being the “Independent Accounting Firm”).  Each party hereto agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter.  The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Members and the Buyer (including any working papers of the Target and the Buyer) and not by any independent review, only those issues still in dispute.  The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days of its selection and shall be set forth in a written statement delivered to the Members and the Buyer, and the Working Capital of the Target as of the Closing Date as set forth in such written statement shall be final, binding and conclusive for all purposes of this Agreement and not subject to any further recourse by any party pursuant to any provision hereof.  The “Final Statement” shall be (i) the Closing Date Statement in the event that the Buyer does not deliver a notice of dispute in the 30-day period specified in Section 1.7(a)(i) or accepts the Closing Date Statement or (ii) the Closing Date Statement, as modified by resolution of any disputes by the Buyer and the Members or by the Independent Accounting Firm.  The Final Statement shall be deemed to be effective on the earliest to occur of: (x) issuance by the Buyer of its written agreement to the Net Working Capital of the Target as of the Closing Date as contained in the Closing Date Statement; (y) in the event that the Buyer does not deliver a notice of dispute to the Target within the thirty (30) day period specified in Section 1.7(c)(i), the first business day following the end of such period; and (z) in the event that the Buyer delivers a notice of dispute to the Target within the thirty (30) day period specified in Section 1.7(a)(i), the first business day following the date the dispute is resolved by written agreement of the Buyer and the Target or by the Independent Accounting Firm.  In addition, the “Closing Date Working Capital”  shall be the Working Capital of the Target as of the Closing Date as set forth in the Final Statement.  The procedures set forth in this Section 1.7(a)(ii) are the sole remedy for any disputes with respect to matters set forth on or arising in connection with the Closing Date Statement.

In the event the parties submit any unresolved objections to the Independent Accounting Firm for resolution as provided in Section 1.7(a)(ii) above, the Buyer, as one party, and the Members, collectively, as the other party, shall each be responsible for fifty percent (50%) of the fees and expenses of the Independent Accounting Firm.

(b) Determination of Final Closing Purchase Price.

The Final Closing Purchase Price shall be an amount equal to the Initial Purchase Price, increased or decreased, as the case may be, by the amount, if any, by which the Closing Date Working Capital as determined by the Final Statement, is greater than or less than, as the case may be, the Target Working Capital.

(c) Payment of Working Capital Adjustment.

No later than ten (10) business days following the date the Final Statement becomes effective: (i) if the Final Closing Purchase Price exceeds the Estimated Initial Purchase Price, the Buyer shall pay the amount of such excess to the Target by wire transfer of immediately available funds; (ii) if the Final Closing Purchase Price is less than the Estimate Initial Purchase Price, the Target and each of the Members shall pay to the Buyer (and shall be jointly and severally liable for the amount of such payment, with the Buyer having a right of set off with respect to any amounts owed to it by the Members) by wire transfer of immediately available funds, the amount by which the Estimated Initial Purchase Price exceeds the Final Closing Purchase Price; and (iii) if the Final Closing Purchase Price equals the Estimated Initial Purchase Price, no payment shall be due from Buyer or from the Target and each Member.

Section 1.8 Earn Out Payment

(a) The Buyer shall pay the Members (or an entity designated by Members, the “Members’ Designee” and together with the Members, the “Member Party”) an aggregate amount equal to the Earn Out Payment, if any, determined in accordance with the following formula: in the event that Revenue for the 2013 calendar year is (A) less than or equal to $12.5 million (the “Earn Out Target”), the Earn Out Payment shall be equal to $0, or (B) greater than $12.5 million, the Earn Out Payment shall be equal to three and one half (3.5) times the amount of Revenue in excess of $12.5 million; provided, however, that the Earn Out Payment shall not exceed $46.4 million and the Earn Out Payment shall be paid quarterly during the 2013 fiscal year based on 12 months trailing Revenue of the Business in excess of $12.5 million.  Section 1.8(a) of the Disclosure Schedule hereto contains a sample calculation of an annual Earn Out Payment.

(b) Within forty-five (45) days after the end of each quarter during fiscal year 2013, the Buyer shall prepare and deliver to the Member Party a statement setting forth a calculation of 2013 year-to-date Revenue of the Business as of the end of each then applicable quarter, and the portion of the Earn Out Payment payable hereby, together with a certificate of a duly authorized officer of the Buyer certifying the foregoing (the “Earn Out Statement”.  Such statement shall be prepared in a manner consistent with Section 1.8(b) of the Disclosure Schedule hereto, which sets forth, for illustrative purposes only, an example of the calculation of the Revenue for the calendar year ending December 31, 2011, as provided to the Buyer by the Target.

(c) The Member Party shall have the right to review, for a period of thirty (30) days commencing on the date of delivery by the Buyer of each Earn Out Statement (the “Earn Out Objection Period” (and the Buyer shall during such period provide reasonable access during normal business hours to) all books, records (including copies of all purchase orders and contracts with customers for the applicable quarter and for the period of the Earn Out then completed)  and supporting work of the Buyer related to the calculation of Revenue and the Earn Out Payment for the applicable quarter and the preparation of such Earn Out Statement.  The Member Party shall have the right during the Earn Out Objection Period to provide written notice to the Buyer of any objections to any item of calculation in the Earn Out Statement (the “Earn Out Objection Notice”.  If the Member Party fails to timely object to the calculations set forth in the Earn Out Statement during the Earn Out Objection Period, then the Earn Out Statement shall become final and binding on the parties and the Earn Out Payment for the applicable quarter, if any, shall be as set forth in the Earn Out Statement.  If the Member Party shall timely give the Earn Out Objection Notice, then the Member Party and the Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Earn Out Objection Notice.  If the Member Party and the Buyer do not resolve any dispute arising in connection with the Earn Out Statement within 30 days after the date of delivery of the Earn Out Objection Notice, which 30-day period may be extended by written agreement of the Buyer and the Member Party, such dispute shall be resolved fully, finally and exclusively in accordance with the procedures set forth in Section 1.7(a)(ii).  Any Earn Out Payment to be made by the Buyer to the Member Party hereby shall be paid within five (5) business days by wire transfer of immediately available funds after the applicable Earn Out Payment Determination Date.  The “Earn Out Payment Determination Date” shall mean the first business day following the earliest of the:  (i) Member Party’s failure to timely object to the calculation of the Earn Out Payment pursuant to this Section, (ii) determination of the Earn Out Payment by the agreement of the parties; or (iii) the determination of the Earn Out Payment by the Independent Accounting Firm.

(d) The Earn Out Payment shall represent only a contingent right to receive a cash payment, and shall not possess any attributes of common stock or entitle the Target or Members to any rights of any kind other than as specifically set forth herein.

(e) As used herein, the term “Revenue” shall mean, for any period, the gross revenues of the Business determined in accordance with GAAP without adjustment for any write down of opening deferred revenue as set forth on the Closing Date Statement.

(f) The Buyer acknowledges that changes in the manner in which the Business is operated after the Closing Date could reduce the amount of the Revenue during the 2013 calendar year and further acknowledges that Buyer does not intend to implement changes in the manner in which the Business is operated after the Closing Date if such changes could reasonably be expected to reduce the amount of Revenue for the 2013 calendar year.  In connection with the foregoing, the Buyer hereby agrees that it shall not, at any time prior to January 1, 2014: (i) terminate either of the Members without “Cause” (as “Cause” is hereinafter defined); or (ii) to the extent that either Eric Reich or Michael Weisman remain employed by the Buyer, without the consent of Eric Reich (or Michael Weisman if Eric Reich is no longer employed by Buyer or is disabled or incapacitated): (A) terminate the employment of any of the Target’s Key Employees (other than the Members) without “Cause”; (B) reduce the salary, bonus opportunity (whether by changes in the structure of the annual bonus program or otherwise) or benefits payable to each of the Members as determined by the terms of Employment Letters; (C) materially reduce the salary and benefits of any of the Target’s Key Employees (other than the Members); (D) assign duties to any of the Target’s Key Employees which are materially inconsistent with the duties of any of such Target’s Key Employees as set forth on Section 1.8(f) of the Disclosure Schedule or change the location of any of Target’s Key Employees; (E) terminate the employment of (I) any Key Sales Employee set forth on Section 1.8(f)(ii)(E) of the Disclosure Schedule other than for “Cause” or (II) a material portion of the Transferred Employees of Target devoted to sales; provided, however, that with respect to Transferred Employees that are not Key Employees or Key Sales Employees, the Buyer may replace any such employees without eliminating such position without such consent; (F) redirect the efforts of programmers to the development of products different from products under development or planned as of the Closing Date; or (G) assign duties and responsibilities to any of the Target Key Employees which could reasonably be expected to hinder or prohibit or to otherwise hinder or prohibit the implementation of any enhancement or expansion of any of the Business’ existing products or products under development or in planning as of the Closing Date; provided, however, that the Buyer may require the Target Key Employees to complete employee training programs and other such responsibilities that are typically required of all employees of the Buyer without such consent.  For purposes of the foregoing, the Buyer shall be deemed to have “Cause” to terminate the employment of a Target Key Employee only as a result of: (u) a willful and continued failure of the Target Key Employee to substantially perform the duties which have been assigned to the Target Key Employee (subject to the limitations on the nature of the duties which may be assigned to a Target Key Employee provided in Section 1.8(f)(ii)(D) above); provided that, for the avoidance of doubt, the failure of any Target Key Employee to achieve targeted performance goals shall not, without more, be deemed to constitute “Cause” within the meaning of this Section 1.8(f); and, provided, further, that the failure of a Target Key Employee to substantially perform the duties as a result of the Target Key Employee’s incapacity due to his suffering of a physical or mental illness or disability shall not be deemed to constitute “Cause” within the meaning of this Section 1.8(f); (v) criminal charges against the Target Key Employee of a felony; (w) any action or omission by such Target Key Employee relating to his or her service to the Buyer involving willful misconduct or gross negligence that results in more than de minimis harm to the Buyer; (x) the commission by such Target Key Employee of an act of fraud or embezzlement that results in harm to the Buyer or disregard of a rule or policy of the Buyer that results in harm to the Buyer; or (y) a material breach or violation by such Target Key Employee of any of any written agreement between such Target Key Employee and the Buyer or the Buyer’s written employment policies as applied to the employees of Buyer consistent with the past practices of Buyer.  For the purpose of this Section 1.8(f), consent of an individual to an event shall be deemed to be given if such individual knows of or learns of such event and does not object to the event within fourteen (14) days.

(g) In the event of any breach of the provisions of 1.8(f) by Buyer or dispute between the parties hereto arising out of or related to Section 1.8(f), (a “Dispute”), such Dispute shall be resolved in the manner provided in this Section.  Any Dispute shall be resolved in the order of progression of subsections (i) through (iii) below.

(i) The Member Party shall notify the Buyer in writing of any Dispute.  The parties shall negotiate in good faith to attempt to resolve such Dispute for a period of thirty (30) days, unless otherwise agreed by the parties.  No settlement reached under this Section 1.8(g)(i) shall be binding on the parties until reduced to a writing signed on behalf of the parties.  The existence and substance of any negotiations pursuant to this Section 1.8(g)(i) shall be considered confidential under this Agreement and shall not be used by any party in any court, agency or tribunal in any jurisdiction for any reason.

(ii)  If the procedure outlined in subsection (i) above fails to bring about a resolution of each outstanding Dispute within the thirty (30) day period described above or any other time period agreed upon by the parties, either party may, by written notice to the other, demand resolution of the Dispute(s) by non-binding mediation to be held in Buffalo, New York.  Such mediation shall be conducted by a mediator based in the United States mutually agreed to by the parties.  No settlement reached under this Section shall be binding on the parties until reduced to a writing signed on behalf of the parties.  The existence and substance of the mediation pursuant to this Section 1.8(g)(ii) shall be considered confidential under this Agreement and shall not be used by any party in any court, agency or tribunal in any jurisdiction for any reason.

(iii) If a Dispute is not resolved within forty-five (45) days of the receipt by either party of a demand for mediation (or such later date as the parties may mutually agree in writing), the Member Party may commence a lawsuit. The venue for any such legal proceeding shall be before a federal located in Erie County, New York.

(iv) In the event that any Dispute results in any judgment or order in favor of the Member Party, the Buyer shall pay and reimburse the Member Party for all actual and reasonable costs and expenses, including without limitation, attorneys’ fees, disbursements, and any other litigation costs through all appeals in addition to other costs and disbursements allowed by law, including those incurred on appeal. If as a result of a judgment or order of a court in an action described in this Section 1.8(g)(vi), the Member Party is not entitled to any damages as a result of the Dispute, the Member Party shall pay to the Buyer all actual and reasonable costs and expenses, including without limitation, attorneys’ fees, disbursements, and any other litigation costs incurred.

(v) In the event any Dispute results in the execution of a written settlement agreement among the parties requiring the Buyer to pay the Member Party, the Buyer shall pay and reimburse the Member Party for all actual and reasonable costs and expenses, including without limitation, attorneys’ fees, disbursements, and any other litigation costs incurred through execution of the written settlement agreement.

(vi) Fees and costs payable to the prevailing party under this Section shall only apply to Disputes under this Section 1.8.

Section 1.9                      Certain Taxes and Fees

The Sellers shall be responsible for the payment of any stamp, transfer, documentary, sales, use, registration and other such taxes, recording fees, personal property title application fees, patent and trademark assignment registration fees and other such fees, including any penalties and interest payable in connection with the transfer of the Assets contemplated by this Agreement, for the filing and recording of any documents required to discharge any Liens on the Assets (other than Permitted Liens) and arising otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE II

RELATED MATTERS

Section 2.1 Books and Records of the Target

Subject to applicable law, the Sellers agree to deliver, or cause to be delivered, to the Buyer as soon as reasonably practicable after the Closing but in no event later than ten (10) business days after the Closing Date, originals or copies of the Business Records.  For a period of three (3) years after the Closing, the Buyer shall preserve and make available (for review and copying) to the Target and each of the Members, and their respective authorized representatives, upon reasonable notice during normal business hours the books and records transferred by the Target for reasonable business purposes with respect to all transactions occurring prior to and those relating to the Closing, the historical financial condition, assets, liabilities, results of operations and cash flows of the Target, with the Buyer’s agreement to make available such books and records to the Target not to be unreasonably withheld or delayed.

Section 2.2 Employees and Employee Benefits

(a) Employees.  As of the Closing Date, the Target shall terminate all of its employees and the Buyer shall then be permitted, at the Buyer’s sole discretion, to offer each such employee employment in connection with the Business.  Section 2.2(a) of the Disclosure Schedule contains a complete and accurate list of the Target’s employees.  As to all such employees, the Target has provided the Buyer with a writing setting forth the locations at which such employees are working as of the date of this Agreement, as well as each employee’s position and department in which he/she works, together with a complete and accurate list of all written employment contracts (if any) related to any of such employees.

(b) Transferred Employees.  Not later than one (1) day prior to the Closing Date, the Buyer shall identify the employees listed in Section 2.2(a) of the Disclosure Schedule to whom the Buyer will offer employment as of the Closing (“Transferred Employees”), and shall provide the Target with a list of those Transferred Employees (“Notice of Employment”).  The Target shall be fully liable for the employment (or termination or severance thereof) of any employees not identified as Transferred Employees in the Notice of Employment.  In addition, the Target shall be liable for, and shall pay, all wages, salaries, payroll taxes and employee benefits due, owing or accrued for all employees of the Business through the Closing Date.

(c) Pre-Closing Claims.  The Target shall remain responsible for all claims under the applicable Plans for health, accident, sickness and disability benefits that are deemed incurred prior to the Closing Date by any of the Transferred Employees.  For all purposes under such Plans, such employees shall be considered to have terminated employment with the Target as of the Closing Date.  For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) shall be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the Transferred Employee claiming any such benefits and (ii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim shall be deemed to have been incurred upon the occurrence of the event giving rise thereto.  As of the Closing, any Transferred Employee who is receiving benefits under the Target’s short-term disability program shall be deemed to be an employee of Target until such time as such employee is no longer eligible for the Target’s short-term disability program and, if at such time such Transferred Employee will be returning to work, such employee shall at that time be employed by the Buyer.  If at such time such employee shall be eligible for long-term disability benefits or disability retirement, such employee shall receive such benefits under the Target’s long-term disability program or pension plan.

(d) Disabled Employees.  Target shall remain responsible for (i) all benefits payable to Transferred Employees who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Target’s health, accident, sickness, salary continuation or short-term or long-term disability benefits plans or programs and (ii) all workers compensation claims based on injuries occurring prior to the Closing Date.

(e) WARN.  The Target agrees to comply, if applicable, with the provisions of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other federal, state or local statute or regulation regarding termination of employment, and to perform all obligations that might otherwise be required by the Target with respect to the Target’s conduct of the Business.

(f) Cooperation of Parties.  The Target and the Buyer agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(g) No Right of Employment.  Nothing contained herein, express or implied, is intended to confer upon any of the Target’s employees any right to continued employment for any period by reason of this Agreement.  Nothing contained herein is intended to confer upon any of the Target’s employees any particular term or condition of employment other than with respect to the particular employee benefit plans or severance plans, policies or arrangements expressly referred to in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET AND MEMBERS

Except as disclosed in a separate disclosure letter, a copy of which is being delivered to the Buyer herewith and is incorporated herein by reference (the “Disclosure Schedule”), the Sellers, jointly and severally, hereby represent and warrant to the Buyer as set forth below.  Information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to such other sections of this Agreement or the Disclosure Schedule to which such disclosure would reasonably pertain in light of the form and substance of the disclosure made.

Section 3.1 Organization and Good Standing

The Target is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.  The Target has all requisite company power and authority to own, lease and operate its properties and to carry on the Business as now being conducted, except where any such failure to be so organized and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect.  All membership interests of the Target are held by the Members.  The Target is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by the Target in the conduct of the Business or the nature of the Business makes such qualification necessary, except in any such jurisdictions where the failure to be duly qualified or licensed would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

As used in this Agreement, “Material Adverse Effect” means any effect or change which, individually or in the case of multiple occurrences, events or circumstances having the same fundamental underlying cause or basis, in the aggregate, would be (or could reasonably be expected to be) materially adverse to the Business, the Assets, condition (financial or otherwise), the operating results or the operations of the Target, or to the ability of the Target to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the Buyer has knowledge of such effect or change on the date hereof); provided, that, an effect or change that applies to the economy in general or to the Target’s industry, as a whole, which effect or change does not substantially disproportionately affect the Target shall not be considered to be a Material Adverse Effect.

Section 3.2 Authorization and Non-Contravention

The Target has the requisite company power and authority to execute and deliver this Agreement and the other agreements required to be delivered by the Target (the “Ancillary Agreements”  and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Target and no other proceeding on the part of the Target is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.  Except as set forth on Section 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation or performance of the contemplated transactions thereunder will, directly or indirectly (with or without notice or lapse of time) (i) breach any provision of any resolution adopted by the Target; (ii) breach or give any governmental body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any legal requirement or any order to which any Member  may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any government authorization or permit that is held by the Target or that otherwise related to the Assets or to the Business; (iv) except for taxes on income earned by the Buyer following the Closing, cause the Buyer to become subject to, or to become liable for, the payment of any tax imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement; or (v) result in any Member having a right to exercise dissenter’s appraisal rights.  This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Sellers and, assuming the valid execution and delivery by all counterparties thereto, will constitute the valid and binding agreements of the Sellers, enforceable against the Sellers in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principals of equity.

Section 3.3 Title to Assets; No Sale of Assets

The Target is the beneficial owner of the Assets other than the Assets leased from third parties, and has good and marketable title to such Assets, free and clear of all Liens (other than any Permitted Liens).  As used herein, the term “Liens” means any pledge, mortgage, charge, claim, title, imperfection, defect or objection, security interest, conditional and installment sales agreement, encumbrance, easement, encroachment, third party right or restriction of any kind and the term “Permitted Liens” means (i) rights, if any, (other than for a breach or default occurring prior to the Closing Date) of parties under any of the Assigned Agreements; (ii) any Liens for Taxes that are not yet due and payable; (iii) Liens to be discharged at Closing as set forth on Section 3.3. of the Disclosure Schedule; (iv) licenses of Business Intellectual Property; (v) other Liens that have been granted under or attach to the Assets with respect to any of the Assumed Liabilities, in each case to the extent set forth on Section 3.3 of the Disclosure Schedule; and (vii) imperfections in title or encumbrances, if any, that individually or in the aggregate would not cause a Material Adverse Effect on the continued use, operation and value of the assets to which they relate in the conduct of the Business as presently conducted.  Except as set forth on Section 3.3 of the Disclosure Schedule, since the Interim Financial Statements Date, the Target has not sold or otherwise encumbered any of its assets other than with respect to sales and dispositions of Tangible Personal Property in the ordinary course of the Target’s business consistent with past practice.

Section 3.4 Consents and Approvals; No Violations

Except as set forth on Section 3.4 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation by the Sellers of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach or violation of any provision of the limited liability company operating agreement or other governing documents of the Target; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States, except where the failure to file, register or obtain any permit license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of consent, approval, notice, termination, cancellation or acceleration under, any of the terms, conditions or provisions of any agreement related to the Business or the Assets to which the Target is a party (d) violate any order, injunction, decree, statute, rule or regulation applicable to the Target, or any of the Assets or the Business; or (e) result in the creation or imposition of any Lien (other than any Permitted Liens) upon any of the Assets.

Section 3.5 Financial Statements

Section 3.5 of the Disclosure Schedule contains the Business’ (i) unaudited balance sheet and income statement (the “Interim Financial Statements”) as of June 30, 2012 (the “Interim Financial Statements Date”), and (ii) unaudited balance sheet, income statement, statement of members’ equity and statement of cash flows for the year ended December 31, 2011 (the “Historical Financial Statements”, and together with the Interim Financial Statements, the “Financial Statements”), which have been extracted from the books and records of the Target.  Neither the Target nor either of the Members possess or have access to any balance sheet or income statement for the Business with respect to any period ending subsequent to June 30, 2012.  Except as disclosed in the Financial Statements or on Section 3.5 of the Disclosure Schedule, the Financial Statements fairly present in all material respects the financial position and the results of operations of the Business as of the respective dates thereof for the respective periods indicated in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”), subject, in the case of the Interim Financial Statements, to normal year-end accruals and adjustments and the absence of notes, and have been derived from the books and records of the Target.  The Target’s books, accounts and records are, and have been, maintained in all material respects in the Target’s usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which the Target has been a party are properly reflected therein.

Section 3.6 Absence of Certain Changes

Since the Interim Financial Statements Date, and except as noted in Section 3.6 of the Disclosure Schedule, the Target has conducted the Business only in the ordinary course consistent with past practice, and with respect to the Business: (a) the Target has not acquired, sold, leased or in any way transferred or otherwise disposed of any of the assets of the Business, or made or entered into any contract or letter of intent with respect to any acquisition, sale, lease or transfer of any asset of the Business (other than the sale or disposition of Business Products or other Tangible Personal Property to Business customers in the ordinary course of its business consistent with its past practice), (b) no Assigned Agreement has been amended or terminated  and there has not occurred any material default by the Target or, to the Knowledge of the Target or either of the Members, a third party under any Assigned Agreement, (c) the Target has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (d) the Target has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (e) there has been no material casualty, damage, destruction or loss affecting, or any material interruption in the use of, whether or not covered by insurance, the Assets or the Business, (f) the Target has not sold, disposed of, transferred or licensed to any person any rights to any Business Intellectual Property, other than in the ordinary course of business consistent with past practice, nor has the Target acquired or licensed from any person any Intellectual Property, or disposed of, transferred or provided a copy of any source code relating to the Business Intellectual Property to any person or entity, (g) the Target has not made or suffered any material change in the conduct or nature of any aspect of the Business, (h) the Target has neither waived any right or benefit under the Assigned Agreements nor canceled or compromised any debt or claim, other than in the ordinary course of business, (i) the Target has not made (or committed to make) capital expenditures in an amount which exceeds $25,000  in the aggregate, (j) the Target has used the same degree of persistence in the collection of any accounts or other receivables as it used to collect any such accounts or accounts receivable prior to the Interim Financial Statement Date or the payment of any accounts or other payables, except for any restatement of any customer payment schedule in connection with the renewal or restatement of any Assignment Agreement, (k) the Target has not experienced a material increase in the length of time required for the Target to implement its customers, (l) except as set forth on Section 3.6 of the Disclosure Schedule, the Target has not had a backlog (which means for purposes hereof, a customer order that is still unfilled or unimplemented after the date promised or requested or the normal completion dated thereof) of greater than thirty (30) days for any customer implementation,  (m) the Target has not incurred any Liabilities, except Liabilities incurred in the ordinary course of business and Liabilities incurred in connection with or as a result of this Agreement and the transactions contemplated hereby, (n) the Target has not canceled, compromised, waived or released any material right or claim (or series of related rights and claims); (o) there has been no change made or authorized in the operating agreement or other governing document of the Target; (p) the Target has not made any loan to, or entered into any other transaction with either of the Members or any of its officers or employees outside the ordinary course of business; (q) the Target has not granted any increase in the base compensation of either of the Members or any of its officers or employees; (r) except as contemplated by Section 5.12 or as otherwise contemplated by this Agreement, the Target has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of either of the Members or any of its officers or employees; (s) the Target has not made any other changes in employment terms for either of the Members, officers or employees; (t) the Target has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business; (u) the Target has not discharged a material liability or lien outside the ordinary course of business; (v) the Target has not made any loans or advances of money including, without limitation, any such loans or advances between or among Target, the Members and any affiliate or employee of Target; (w) the Target has not disclosed any Confidential Information; (x) the Target has not changed any accounting method for tax purposes or made, changed or revoked any tax elections; (y) there has not occurred any announcement of, any negotiation by or any entry into any contract by the Target to do any of the things described in the preceding clauses (other than negotiations and agreements with the Buyer and its representatives regarding the transactions contemplated by this Agreement), (z) without limitation by the enumeration of any of the foregoing, except for the execution of this Agreement, the Target has not entered into any transaction other than in the usual and ordinary course of business.

Section 3.7 Absence of Material Adverse Effect

Except as set forth on Section 3.7 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since the Interim Financial Statements Date, there has not been any Material Adverse Effect.

Section 3.8 Properties and Related Matters

(a) Target does not own any real property, land, buildings or structures.  Section 3.8(a) of the Disclosure Schedules sets forth the address of each parcel of leased real property, and a true and complete list of all leases for such leased real property (including the date and name of the parties to such lease document).  Target has delivered to the Buyer a true and complete copy of such lease document, and in the case of any oral lease, a written summary of the terms of such lease.  Except as set forth on Schedule 3.8(a), with respect to each such lease: (i) such lease is valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Target’s possession and quiet enjoyment of the leased real property under such lease has not been disturbed and, to the Target’s Knowledge, there are no disputes with respect to such lease; (iv) neither the Target, nor to the Target’s Knowledge, any other party to the lease is in breach of or default under such lease, and, to Target’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; (v) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach of or default under such lease that has not been redeposited in full; (vi) the Target does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such lease; (vii) the other party to such lease is not an affiliate of, and otherwise does not have any economic interest in, the Target; the Target has not subleased, licensed or otherwise granted any person the right to use or occupy the leased real property or any portion thereof; (viii) the Target has not collaterally assigned or granted any other lien in such lease or any interest therein; and (ix) there are no liens on the estate or interest created by such lease.  The leased real property identified in Section 3.8 of the Disclosure Schedule comprises all of the real property used to operate the Business; and Target is not a party to any agreement or option to purchase any real property or interest therein.  To the Knowledge of the Sellers, all buildings, structures, fixtures, and equipment, and all components thereof (including the roof, foundation, load-bearing walls and other structural elements thereof), heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems included in the leased real property are in good condition and repair and sufficient for the operation of the Business.  There is no injunction, decree order, writ or judgment outstanding or any claim, litigation, administrative action or similar proceeding, pending or, to the Target’s Knowledge, threatened, relating to the ownership, lease, use or occupancy of the leased real property or any portion thereof or the operation of the Business as currently conducted thereon.  To the Target’s Knowledge, the leased real property is in compliance, in all material respects, with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the leased real property (collectively, the “Real Property Laws” , and the current use and occupancy of the leased real property and operation of Target’s business thereon do not violate any Real Property Laws. The Target has not received any notice of violation of any Real Property Law and, to Target’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(b) Section 3.8(b) of the Disclosure Schedule describes, as of the date hereof, all items of Tangible Personal Property having a value in excess of $1,000 owned, leased or subleased by the Target, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.  All such leases of personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally and there does not exist under any such lease any material breach by the Target or any event known to the Target that, with notice or lapse of time or both, would constitute a material breach.

Section 3.9 Business Products; Warranties; Defects; Liabilities

(a) A general description of the products that are, as of the date hereof (or were at any time during the one-year period immediately preceding the date hereof), owned, created, designed, developed, manufactured, marketed, licensed or sold (whether in existence or in development) by or on behalf of the Target is set forth in Section 3.9(a) of the Disclosure Schedule (hereinafter referred to collectively as the “Business Products” and individually as a “Business Product”).

(b) To the Knowledge of the Target, each of the Business Products was in conformity in all respects with the specifications for such Business Product, all applicable contractual commitments and all applicable express warranties at the time of the manufacture, sale, license, lease or delivery of such Business Product, except for such nonconformities for which (and to the extent) there is a reserve set forth on the Interim Financial Statements or as otherwise disclosed on Section 3.9(b) of the Disclosure Schedule.

As used in this Agreement, “Knowledge” means as follows:

An individual will be deemed to have Knowledge of a particular fact or other matter if (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the performance of his duties for the Target.  The Target will be deemed to have Knowledge of a particular fact or matter if any Member or any of the Target’s Key Employees has knowledge of that fact or other matter (as set forth in (i) and (ii) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that person or individual.  The “Target’s Key Employees” shall mean Eric Reich, Michael Weisman, Sean Casey, John White, Kim Vanderlinden and Robert Willer.

Section 3.10 Intellectual Property

(a) Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Target (i) owns legal title to, or pursuant to written agreement has, to the Knowledge of Target, valid and enforceable rights to use, all Business Intellectual Property, in each case free and clear of any Liens (other than Permitted Liens), and (ii) is the owner of record of any application, registration or grant for each item of Business Intellectual Property, and to the Knowledge of the Target, has properly executed and recorded all documents necessary to perfect its title to the registered Business Intellectual Property which is owned by Target.  The Target has filed all documents and paid all Taxes, fees and other financial obligations required to renew and maintain in force and effect all of the registered Business Intellectual Property which is owned by the Target until Closing.  Each item of Business Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees, proofs of working use, timely post-registration filing of affidavits of use and incontestability, renewal applications), and, to the Knowledge of the Target, is valid and enforceable, and, to the Knowledge of Target, is not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.  The Target has taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets (including the enforcement by the Target of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreement agreements, and all current and former employees and contractors of the Target have executed such an agreement).

(b) Section 3.10(b) of the Disclosure Schedule contains a complete and correct list of all Business Intellectual Property.

(c) The Target has not received any written notice that there is any violation by any other person of any right of the Target with respect to any or all Business Intellectual Property.  Except as provided in Section 3.10(c) of the Disclosure Schedule and except for licenses by the Target of off the shelf software, the Target has not entered into or consummated any license or user agreement with another person in respect to any or all Business Intellectual Property or otherwise licensed or sublicensed any third party to use the Business Intellectual Property.

(d) To the Knowledge of the Target, (i) the Business Intellectual Property has not been misappropriated nor has it been the subject of an unauthorized disclosure, (ii) no employee, independent contractor or agent of the Target has misappropriated any trade secrets of any other person in the course of such employee’s performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of the Target is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Business Intellectual Property.  The Target has taken reasonable steps to maintain the confidentiality of customer information, trade secrets and other confidential or proprietary intellectual property of the Business.

(e) No third party has asserted in writing to the Target any ownership rights in any of the Business Intellectual Property.  To the Knowledge of the Target, no other person claims the right to use in connection with similar or closely related goods and in the same geographic area any mark which is identical or confusingly similar to any of the Marks.  To the Knowledge of Target, neither the use of the Business Intellectual Property in the Business nor the owned Business Products infringe any right of any third party.  To the Knowledge of the Target, no third party is (i) infringing any of the owned Business Intellectual Property or (ii) has made a claim relating to infringement of the owned Business Intellectual Property and, to the Knowledge of the Target, no third party is infringing any of the Business Intellectual Property not owned by Target.  Without limitation of the foregoing, the Target has, and following the Closing, Buyer will have, the legal right to use the Business Intellectual Property (including all copies of all computer software) currently used by the Target, except as disclosed on Section 3.10(e) of the Disclosure Schedule.  The Business Intellectual Property constitutes all of the intangible property necessary in order for the Target to conduct the Business consistent with past practices and as presently conducted.  To the Knowledge of the Target, the Members do not have any ownership rights to the Business Intellectual Property.

(f) No litigation has ever been commenced or has been threatened, (i) alleging that any Business Intellectual Property infringes on or misappropriates the intellectual property of another person; or (ii) challenging the ownership, right to use or validity of Business Intellectual Property.  To the Knowledge of Target, there is no valid basis for any Case described in this Section 3.10(f).

(g) The consummation of this Agreement will not result in the loss or impairment of any rights to own, use or sell any or all Business Intellectual Property.

(h) All of the Business Intellectual Property that has been created by any independent contractor or other third party for the Target is the subject of a proper written assignment and/or work made for hire agreement providing that the Target is the owner of such Business Intellectual Property.  The Target has written agreements with its past and/or present employees requiring such employees to assign all patents, inventions and other intellectual property rights to the Target, as necessary to protect the Target’s ownership interest in the Intellectual Property.

“Copyrights” means all copyrights, registered U.S. and foreign works of authorship and all applications to register and renewals of any of the foregoing.

“Business Intellectual Property” means all (A) Patents, (B) Marks, (C) Copyrights, (D) licenses of rights in computer software, Marks, Patents, Copyrights and other intellectual property, whether to or by the Target, (E) websites, domain names, URLs (including all computer software, all documentation, source and object codes with respect to such software and all licenses and leases of software) and (F) formulas, in each case owned by the Target or in which the Target claims any ownership rights anywhere in the world, used in connection with the Business.

“Marks” means all registered and unregistered U.S. and foreign trade names, trademarks, trade dress, service marks, logos, and slogans, together with any information regarding all registrations and applications related thereto.

“Patents” means all issued U.S. and foreign patents, design patents, utility models, industrial designs, registered designs and pending patent applications for any of the foregoing.

Section 3.11 Litigation

Except as set forth on Section 3.11 of the Disclosure Schedule, there are no actions suits, or any administrative, arbitration, governmental or other proceedings, in law or in equity or, to the Knowledge of the Target, investigations or inquiries, (collectively, “Cases”), pending, or to the Knowledge of the Target, threatened that (in each case) relate to the Business and that are (a) against Target or its  officers or the Members, (b) with respect to or affecting Target’s operation of the Business or the products or services provided or rendered by the Business or (c) related to the consummation of the transactions contemplated hereby.  Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Cases filed since the Target’s inception or to the Knowledge of the Target, threatened in the last three (3) years: (i) by or against the Target or its officers or the Members, in each case relating to the Business, (ii) with respect to or affecting the operation of the Business by the Target or the products or services provided or rendered by the Business or (iii) related to the consummation of the transactions contemplated hereby.

Section 3.12 Compliance with Applicable Law; Permits

Except as noted in Section 3.12 of the Disclosure Schedule, the Target is in compliance in all material respects with all laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business and no client, prospect, counsel to the company, advisor, employee or other party has claimed otherwise or made a written inquiry regarding the Target’s compliance.  The Target holds all material licenses, permits, authorizations, consents, approvals, orders, filings or registrations with any court or administrative or governmental authority necessary for the lawful conduct of the Business.   The Target is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental or other authority) with respect to the Target’s properties, assets, personnel or activities.

Section 3.13 Certain Contracts and Arrangements

Except as set forth on Section 3.13 of the Disclosure Schedule and except for any Assigned Agreements, as of the date hereof, the Target is not a party to any written or oral (a) collective bargaining agreement, (b) any partnership, joint venture or other similar agreement or arrangement, (c) license or other similar agreement, (d) agency, sales representation, distribution or other similar agreement, (e) agreement for the purchase of supplies or materials providing for annual payments of more than Twenty-Five Thousand Dollars  ($25,000), (f) agreement for the sale of goods or services, (g) contract for capital expenditures, (h) agreement or arrangement regarding confidentiality or non-competition, (i) lease or sublease of personal property or (j) agreement that has a notice for termination period of more than three (3) months and obligates any party thereto to make an annual payment of more than Twenty-Five Thousand Dollars ($25,000) or total payments of more than Fifty Thousand Dollars ($50,000) during the term of such agreement.  Except as set forth on Section 3.13 of the Disclosure Schedule, each Assigned Agreement is in full force and effect and is a valid, binding and enforceable obligation of the Target and, to the Knowledge of the Target, of each other party thereto, enforceable against each party thereto in accordance with its terms subject to applicable bankruptcy, moratorium, reorganization and other laws affecting enforcement of creditors rights generally.  Neither the Target nor, to the Knowledge of the Target any other party to any of the aforesaid agreements, is in default under any of the aforesaid agreements.

Section 3.14 Employee Benefit Plans; ERISA

(a) Section 3.14(a) of the Disclosure Schedule lists all Benefit Plans maintained or contributed to by the Target for the benefit of any of its employees or former employees (collectively, the “Plans”).  True and complete copies of all Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Plans, and all amendments thereto, all summary plan descriptions and administrative service contracts relating to all Benefit Plans, the three most recent Forms 5500 and financial statements have been provided or made available to the Buyer.

(b) Each of the Plans has, in all material respects, been administered in accordance with its terms and in compliance with applicable law (including, where applicable, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”)), and to the extent applicable, the Patient Protection and Affordable Care Act of 2010.

(c) Except as described in Section 3.14(c) of the Disclosure Schedule, each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and, to the Knowledge of the Target, no fact or set of circumstances that has adversely affected, or is reasonably likely to adversely affect, the qualification of such Plan prior to the Closing has occurred.  No determination letter for any such Plan has been revoked, and no such Plan has been amended since the date of its most recent determination letter in a manner that would adversely affect its qualified status.  Each Plan that is required to satisfy Section 401(k)(3) and Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date, or is a “safe harbor” 401(k) plan exempt from discrimination testing.

(d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the Target’s employees or former employees for periods extending beyond their termination of service (by retirement or otherwise), other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” as that term is defined in Section 3(2) of ERISA or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e) There are no pending or, to the Knowledge of the Target or either of the Members, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto, except for those claims that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  Neither Target nor Sellers have received any notice by the U.S. Department of Labor or Internal Revenue Service of an audit of any Benefit Plan.

(f) Except as set forth in Section 3.14(f) of the Disclosure Schedule, the Target has not made any representations to any of its employees concerning the length of time that the employee’s work or employment with the Buyer may continue or concerning the compensation or benefits or other terms or conditions of employment with the Buyer to be offered to the Target’s employees by the Buyer.

(g) Neither the Target nor any ERISA Affiliate has ever maintained or contributed to any defined benefit plan subject to Title IV of ERISA or any multiemployer pension plan as defined in Section 3(37) of ERISA, or any Benefit Plan subject to Section 412 of the Code.

(h) Except as otherwise disclosed in Section 3.14(h) of the Disclosure Schedule, no payment that is owed or may become due to any director, officer, employee or agent of the Target or any ERISA Affiliate will be non-deductible or subject to tax under Section 280G or Section 4999 of the Code; nor will the Target or any ERISA Affiliate be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(i) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan that could subject the Buyer to any liability.

(j) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been timely documented, operated and administered in compliance with Section 409A of the Code and final regulations and other guidance issued thereunder except for de minimis noncompliance that would not result in adverse tax consequences to Buyer, Sellers, or to any employee or service provider of the Target.  No stock option or stock appreciation rights or other equity instrument has been granted that would have an exercise price less than the fair market value on the date of the grant.

(k) All filings and reports as to each Plan required to have been submitted to the Internal Revenue Service or the U.S. Department of Labor have been timely filed.  All contributions required to be made to Benefit Plans have been timely made with respect to any period ending on  (and including) the Closing, or reserves adequate for such contributions have been set aside and have been reflected in the financial statements in accordance with GAAP.  All employee contributions have been timely deposited in accordance with applicable Department of Labor guidance.

(l) Except as set forth in Section 3.14(l) of the Disclosure Schedule, each Plan is amendable and terminable unilaterally at any time without liability or expense to the Target or to the Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).

(m) The Target has complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, and any applicable state statutes maintaining health insurance continuation coverage for employees and beneficiaries.

(n) Except as set forth in Section 3.14(n) of the Disclosure Schedule, none of the Benefit Plans provides that the consummation of this transaction will, either alone or in combination with another event (entitle any Employee or current or former officer, director or Member) to severance pay or other compensation except as expressly provided in this Agreement, or accelerate the time of payment or vesting or increase the amount of such compensation.

“Benefit Plans” for all purposes of this Agreement means all “employee benefit plans,” as defined in Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, all other employment, severance pay, salary, continuation, bonus, incentive, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, change-in-control, supplemental unemployment, layoff, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit, cafeteria, welfare, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements (whether qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective) and any trust, escrow or similar agreement related thereto, whether or not funded.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA), whether or not incorporated, which is considered a single employer with the Target within the meaning of Section 414(b), (c) or (m) of the Code and the regulations promulgated thereunder.

Section 3.15 Taxes

(a) Except as set forth on Section 3.15 of the Disclosure Schedule, (i) for all periods through and including the Closing Date, the Target has timely filed or caused to be filed with the appropriate taxing authorities all Tax Returns due on or prior to the Closing Date and required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, (ii) for all periods prior to the Closing Date, the Target has paid or will pay all Taxes related to the Business due and owing, (iii) for all periods prior to the Closing Date, the Target has withheld and paid or will timely pay all Taxes related to the Business and required to be withheld and paid with respect to amounts owing to any employee, creditor, independent contractor or other third party, (iv) none of the Assets is subject to any Liens relating to or attributable to Taxes (other than any Permitted Liens), (v) none of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (vi) there is no dispute, claim or proposed adjustment concerning any Tax liability of the Target either (A) which has been claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority, (vii) the Target does not have any Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien (other than any Permitted Lien) upon the Assets, (viii) the Target is not a party to any tax allocation or sharing agreement nor does the Target owe any amount under any such agreement and (ix) the Target has not waived any statute of limitation in respect of Taxes or agreed to the extension of time with respect to a tax assessment or deficiency.

(b) As used in this Agreement, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

(c) As used in this Agreement, “Tax Return” shall mean any report, return, claim for refund, estimate, information return or statement required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedule or attachment thereto, and including any amendments thereof.

Section 3.16 Labor Matters

The Target is not a party to or bound by any union contract and no organizational effort is being or has been made or threatened by or on behalf of any labor union with respect to the Target’s employees.  There is no labor strike, dispute, slowdown, stoppage or lockout ongoing, or to the Knowledge of the Target, threatened, against or affecting the Business.  There is no unfair labor practice, employment discrimination or employee grievance charges or complaints against the Target pending (for which notice has been provided) or, to the Knowledge of Target, threatened, before the National Labor Relations Board or any similar foreign agency.  The Target has not received written notice of the intent of any federal, state or foreign governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress.

Section 3.17 Certain Fees

Except as set forth on Section 3.17 of the Disclosure Schedule, neither the Target nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory fees, finders’ fees or similar fees in connection with this Agreement or the transactions contemplated hereby.

Section 3.18 Full Force and Effect

Except as set forth on Section 3.18 of the Disclosure Schedule, each Assigned Agreement and each of the Ancillary Agreements is in full force, and to the Knowledge of the Target, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, would become a material default or breach by any party to any Assigned Agreement thereunder.  Complete and accurate copies of all Assigned Agreement and all of the agreements listed in Section 3.13 of the Disclosure Schedule (including any amendments or supplements thereto) have previously been made available to the Buyer.

Section 3.19 Customers and Vendors

(a) Except as set forth on Section 3.19(a) of the Disclosure Schedule, to the Knowledge of the Target, the Target does not have any outstanding disputes concerning products and/or services with any customer.  The Target has not received written notice from any customer, and the Target does not otherwise have Knowledge, that a customer intends to prematurely terminate or materially modify their existing business relationships or an existing contract or any portion thereof.  Within the past year, the Target has not had any of its Business Products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue by the Target.

(b) Except as set forth on Section 3.19(b) of the Disclosure Schedule, the Target does not have any outstanding dispute concerning products and/or services provided by vendor.  The Target has not received written notice from any vendor, and the Seller does not otherwise have Knowledge, that a vendor intends to prematurely terminate or materially modify their existing business relationships or an existing contract or any portion thereof.  The Target has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business as it is presently conducted.

Section 3.20 Sufficiency and Condition of Assets

Except as disclosed on Section 3.20 of the Disclosure Schedule, the Assets constitute all assets, properties, rights and Intellectual Property that are used by the Target and are necessary to enable the Buyer, following the Closing, to effectively own, conduct, operate and continue the Business, as conducted by the Target prior to Closing.  All of the tangible Assets, whether real or personal, owned or leased, have been maintained in accordance with the Target’s normal maintenance practices and are in operating condition (with the exception of normal wear and tear).

Section 3.21 Environmental Matters

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies in amounts consistent with normal consumer usage which are properly and safely maintained.

(iii) “Property” shall mean all real property leased or owned by the Target either currently or in the past.

(iv) “Facilities” shall mean the portion of all buildings and improvements on the Property which is leased by the Target.

(b) Except as set forth in Section 3.21 of the Disclosure Schedule:

(i) The Target is in compliance in all material respects with currently applicable Environmental and Safety Laws and has at all times complied in all material respects with all Environmental and Safety Laws.

(ii) The Target possesses all material licenses, permits, authorizations, consents, approvals, orders, filings or registrations with any court or administrative or governmental authority required under Environmental and Safety Laws for its operations as currently conducted, (ii) all such instruments are in full force and effect, and (iii) no actions are pending, or to the Knowledge of the Target or either of the Members, threatened, to amend, challenge, terminate, cancel, limit, restrict or appeal any of such instruments.

(iii) There has been no release of any Hazardous Materials by the Target, or, to the Target’s Knowledge, any other party, on the Property or in any of the Facilities that is in violation of or, if discovered, would reasonably be expected to lead to any liability or investigative, corrective or remedial obligation arising under any Environmental and Safety Law.

(iv) Except in the ordinary course of business pursuant to applicable law, the Target has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Materials to any off-site location.

(v) The Target has not (A) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials so as to give rise to any liability or any investigative, corrective or remedial obligation under any Environmental and Safety Law or (B) either expressly or by operation of law, assumed or undertaken any liability or obligation for corrective or remedial action of any other person under any Environmental and Safety Law.

(vi) The Target has not received any notice of violation or liability from any governmental body, nor is any Case pending or threatened, asserting an actual or potential liability or obligation under any Environmental and Safety Law in respect to the Target or any of its Facilities or operations.

(vii) The Target is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date.

(viii) All material environmental studies and audits conducted in relation to the Property or the Facilities by or on behalf of the Target or any of its predecessors in the last five (5) years are listed in Section 3.21 of the Disclosure Schedule, copies of which have been provided to the Buyer.

(ix) All agreements between the Target and any governmental authority with respect to environmental matters related to the Property or the Facilities are listed on Section 3.21 of the Disclosure Schedule.

(x) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any Environmental and Safety Laws.

(xi) No judgment, sanction, restriction, probation period or other penalty by any governmental or judicial authority has been or will be imposed upon the Target or the Business with respect to any matter set forth in Section 3.21 of the Disclosure Schedule.

Section 3.22 Accounts Receivable

(a) All amounts of the Target’s reserves, allowances and discounts for accounts receivable reflected in the Financial Statements have been established in a manner which is consistent with reserves, allowances and discounts previously maintained by the Target in the ordinary course of its business.  Except as disclosed on Section 3.22 of the Disclosure Schedule, no account receivable reflected in the Interim Financial Statements is or was subject to any counterclaim or set off (other than returns and warranty claims in the ordinary course of business) and the Target has not issued any material credits or credit memos in respect thereof.

(b)  To the Knowledge of the Target, all accounts receivable reflected in the Interim Financial Statement are good and collectible (or have been collected) in the ordinary course of business, and at the aggregate recorded amounts thereof, using collection practices consistent with the Target’s past collection practices, net of the amount of applicable reserves reflected on the Closing Date Statement for doubtful accounts and for allowances and discounts.  To the Knowledge of the Target, all of the trade receivables and notes receivable that are reflected on the Interim Financial Statements, or that arose subsequent to the date of the Interim Financial Statements, arose out of bona fide, arms-length transactions.

Section 3.23 Insurance.

Section 3.23 of the Disclosure Schedule sets forth and briefly describes, for each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Target has been a party at any time within the past three (3) years, the scope and amount of coverage, deductibles and ceilings, the period of coverage and claims made within the past three (3) years.  With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect in all material respects following the consummation of the transaction contemplated hereby (including the assignments and assumptions referred to in Article I above); (iii) neither Target nor to the Knowledge of Target, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy and (iv) no party to the policy has repudiated any provision thereof.  Target has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.  Section 3.23 of the Disclosure Schedule describes any material self-insurance arrangements affecting Target.

Section 3.24 Related Party Transactions

Every direct or indirect business relationship (other than normal employment relationships) between the Target, on the one hand, and the Target’s present managers, officers, members or employees or members of the families of any of the foregoing (or any entity in which any of them controls or has a material financial interest, directly or indirectly), on the other hand (each, a “Related Party”), is set forth in Section 3.24 of the Disclosure Schedule.  No Related Party (or affiliate of a Related Party) owns, directly or indirectly, any of the Assets and no Related Party (or affiliate of a Related Party) is engaged in any business which competes with the Business.  Without limiting the foregoing, no transaction between or among the Target and any of its affiliates is included in the Financial Statements.

Section 3.25 Gifts and Benefits

No employee or agent of the Target acting on the Target’s behalf has directly or indirectly given or agreed to give to any customer, vendor, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the Business (or assist Target in connection with any actual or proposed transaction relating to the Business) (a) any illegal gift or benefit or (b) any gift or similar benefit which if not continued or repeated in the future would have a material adverse effect on the relationship of the Target with such entity or person.

Section 3.26 Guaranties

The Target is not a guarantor or otherwise liable for any liability (including indebtedness) to and other person.

Section 3.27 Disclosure

To the Knowledge of the Sellers, the representations and warranties contained in this Article III do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article III not misleading.  The Sellers do not have Knowledge of any facts that are material to the Target’s business or its operations that have not been disclosed to the Buyer in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in a separate disclosure letter, a copy of which is being delivered to the Sellers herewith and is incorporated herein by reference (the “Buyer’s Disclosure Schedule”), the Buyer hereby represents and warrant to the Sellers as set forth below.

Section 4.1 Organization and Good Standing

The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has heretofore delivered to the Target complete and correct copies of its organization documents, as currently in effect.  The Buyer has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Authorization

The Buyer has the requisite company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Buyer and no other limited liability company proceeding on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Buyer and, assuming the valid execution and delivery by all counterparties thereto, will constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principals of equity.

Section 4.3 Consents and Approvals; No Violations

Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements nor the consummation by the Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach or violation of any provision of the certificate of formation or limited liability company operating agreement of the Buyer; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its assets is subject or by which any of them may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to the Buyer; or (e) result in the creation or imposition of any Lien upon any properties, assets or business of the Buyer, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, conflicts, defaults, rights, security interests, Liens or violations that would not adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.  The number of shares of common stock of Higher One Holdings, Inc., a Delaware corporation, par value $0.001 per share (such shares being hereinafter “Higher One Holdings Shares”) which are available for issuance under the terms of the Higher One Holdings, Inc. 2010 Equity Incentive Plan exceeds the total number of Higher One Holding Shares which will be issuable to the Members under the terms of the Member Options which will be granted to the Members as of the date hereof.  The issuance of the Warrants to the Target and the issuance of the Member Options by Higher One Holdings, Inc. has been duly authorized by all necessary corporate and stockholder action of  Higher One Holdings, Inc., will not violate or conflict with the certificate of incorporation or by-laws of Higher One Holdings, Inc. and will not violate or conflict with or constitute an event which, with notice or lapse of time or both, would constitute a breach of the obligations of Higher One Holdings, Inc. under any contract or agreement to which Higher One Holdings, Inc. is a party or by which its property or assets is bound.

Section 4.4 Litigation

Except as set forth on Section 4.4 of Buyer’s Disclosure Schedule, there are no Cases, governmental investigations or inquiries pending or threatened against the Buyer that are reasonably likely to adversely affect the Buyer’s performance under this Agreement or the ability of the Buyer to consummate the transactions contemplated herein.

Section 4.5 Certain Fees

Neither the Buyer nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory fees, finders’ fees or similar fees in connection with this Agreement or the transactions contemplated hereby.

Section 4.6 Financial Ability

The Buyer has the financial ability to pay the Estimated Initial Purchase Price and Final Closing Purchase Price and otherwise satisfy its obligations under this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Consents

With respect to any agreements identified in Section 5.1 of the Disclosure Schedule (i) for which any required consent or approval is not obtained prior to the Closing, the Target and the Buyer shall each use commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or the Target and the Buyer mutually determine in good faith that such consent cannot reasonably be obtained and (ii) for which any required consent or approval is not obtained prior to the Closing and the third party from which consent is required (A) refuses to consent to such assignment, (B) declares a default under the applicable agreement requiring consent of the third party or (C) otherwise ceases to perform under such agreement, then the Target and the Members shall use their commercially reasonable efforts to provide the Buyer with substantially similar benefits arising under such agreements, including performance as agent of the Buyer, if legally and commercially feasible; provided, however, that the Buyer shall provide the Target (and the Members, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable the Target (or the Members, if applicable) to perform its obligations under such agreements and the Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent the Buyer would have been responsible therefor if such consent or approval had been obtained.

In the event that any governmental authority challenges the proposed transaction for any reason, the parties agree to take commercially reasonable efforts to vigorously defend, lift, mitigate or rescind the effect of any actual or reasonably anticipated litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction.

Section 5.2 Accounts Receivable

After the Closing, the Sellers shall (a) promptly deliver to the Buyer any payments received from third parties in connection with the accounts receivable of the Business existing as of Closing, and (b) in the event the Target or either of the Members receives any instrument of payment of any of the accounts receivable of the Business, the Seller or the respective Member or Members shall forthwith deliver such instrument to the Buyer, endorsed where necessary, without recourse, in favor of the Buyer.

Section 5.3 Inspection of Records

The Sellers, the Buyer and their respective affiliates shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a three (3) year period after the Closing Date, with respect to all transactions of the Target occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Target.  In the case of records owned by the Target or any of its affiliates, such records shall be made available at the Target’s executive office, and in the case of records owned by Buyer, such records shall be made available at Buyer’s executive office.  For the avoidance of doubt, the Members shall ensure that the Target’s books and records (including work papers in the possession of the respective accountants of the Target) are available to the Buyer during such three (3) year period.  As used in this subsection, the right of inspection includes the right to make extracts or copies.  The representatives of a party inspecting the records of the other Party shall be reasonably satisfactory to the other party.

Section 5.4 Link to Buyer’s Website

In the event that as of the Closing Date the Target’s websites, including but not limited to www.campuslabs.com, www.studentvoice.com and all other Target maintained, operated or owned websites,  have not been effectively conveyed to the Buyer in accordance with Section 1.1(a)(xii), the Target agrees, during the period from the Closing Date until the date on which such conveyance has been effectively made, to maintain and operate such websites in accordance with the Buyer’s direction.

Section 5.5 Trademarks

The Target shall, and shall cause its affiliates to, not use and shall not license or permit any third party to use any name, slogan, logo or trademark which is similar or deceptively similar to any of the trademarks or other name used in connection with the Business including the names “Campus Labs” or “Student Voice”.  At or promptly following the Closing Date, the Target shall change its name to any name other than (or that is not confusingly similar to) “Campus Labs” or “Student Voice”.

Section 5.6 Covenant Not to Compete

Each of the Members agrees to enter into a non-competition and non-solicitation agreement with the Buyer in substantially the forms attached hereto as Exhibit I as sellers of the Target.

Section 5.7 Disclosure of Confidential Information

As an inducement for the Buyer to enter into this Agreement, the Sellers agree that for five (5) years following the Closing Date, such party shall, and shall cause its affiliates to, maintain all Confidential Information in confidence and shall not disclose any Confidential Information to anyone outside of the Buyer, and the Sellers shall, and shall cause their affiliates to, not use any Confidential Information for its own benefit or the benefit of any third party.  Nothing in this Agreement, however, shall prohibit such party from using or disclosing Confidential Information to the extent required by law.  If such party is required by applicable law to disclose any Confidential Information, such party shall (a) provide the Buyer with prompt notice before such disclosure in order that the Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (b) cooperate with the Buyer (at the Buyer’s expense) in attempting to obtain such order or assurance.  “Confidential Information” means information regarding the Business to the extent it is Confidential, including the following:  (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing; (iii) current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (iv) information regarding current or prospective vendors, suppliers, distributors or other business partners; (v) forecasts, projections, budgets and business plans; (vi) trade secrets and proprietary information; (vii) technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case  regarding current, future or proposed products or services (including information concerning research, experimental work, development, design details and specifications and engineering) in respect to the Business.  “Confidential” means not generally available to the public.  “Confidential Information” shall not, however, include information which the Sellers receive from a third party with the legal right to disclose it to the Sellers.  Information shall not be considered to be generally available to the public if it is made public by the Sellers in violation of this Agreement or by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to the Buyer.

Section 5.8 Injunctive Relief

The Sellers and the Buyer specifically recognize that any breach of Section 5.7 of this Agreement will cause irreparable injury to the Buyer and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly, the Sellers and the Buyer agree that in the event of any such breach, the Buyer shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

Section 5.9 Payroll Taxes and Payroll Records

The Target and the Buyer agree that upon Closing, the Buyer will have purchased substantially all of the assets of the Business, and in connection therewith Buyer shall employ certain individuals who immediately before the Closing Date were employed by the Target and that the Target and the Buyer shall comply with the Standard Procedure set forth in Section 4 of Revenue Procedure 2004-53, unless the Buyer elects in writing within ten (10) days after the Closing Date to have the “Alternative Procedure” set forth in Section 5 of Revenue Procedure 2004-53 with respect to the processing, filing and transferring Forms 941, W-2, W-3, W-4 and W-5 apply.

Section 5.10 Health Insurance

The Buyer shall satisfy the Target as of the Closing with information and evidence reasonably satisfactory to the Target that the Buyer will extend to each Transferred Employee the opportunity to enroll, as of the Closing, in the Buyer’s group health plans in which each Transferred Employee is eligible to participate (it being acknowledged that there will be a group health plan sponsored by the Buyer in which each Transferred Employee will be eligible to participate as of Closing if such Transferred Employee would, as of Closing, be eligible to participate in a group health plan sponsored by the Target).

Section 5.11 COBRA Liabilities

The Target shall maintain a health plan and shall provide COBRA continuation coverage (as generally described in Section 4980B(f) of the Code to (i) those individuals currently receiving COBRA coverage, (ii) employees, former employees and Qualified Beneficiaries (as such term is defined under Section 4980B(g)(1) of the Code) who are in the COBRA election period but have not yet made a COBRA election but hereafter do make a timely COBRA election, and (iii) those employees who become M&A Qualified Beneficiaries (as such term is defined in Treasury Regulations Section 54.4980B-9 Q&A 4).

Section 5.12 401(k) Termination by Target

The Members of the Target shall have adopted resolutions to terminate the Benefit Plan known as the Student Voice LLC 401(k) Profit Sharing Plan and Trust, effective immediately prior to, and conditioned upon, the Closing, and shall have provided Buyer with true and correct copies of the same as of the day immediately preceding the Closing Date. The form and substance of such resolutions shall be subject to the reasonable advance review and approval of Buyer.

Section 5.13 Tax Clearance Certificates and Allocations

The Buyer and the Sellers shall cooperate in preparing and filing with the appropriate governmental authorities such forms as may be required in order to obtain a tax clearance certificate or other document absolving the Buyer from any responsibility or liability for the Target’s income, sales and use taxes.  The parties shall agree on an allocation of the Purchase Price which will be prepared on a timely basis pursuant to the requirements of the Code and any reporting requirements of the Buyer.  The Sellers and the Buyer further agree that (A) these allocations shall be made as provided in Section 1060 of the Code; (B) each party to this Agreement shall file Form 8594 (Asset Allocation Statement Under Section 1060) on a timely basis for reporting the allocation; and (C) none of the parties will take any position on its respective income tax return that is inconsistent with this allocation.

Section 5.14 Option Grants and Bonus Plan

At Closing, Higher One Holdings, Inc. shall grant to the Members in consideration of their employment options (the “Member Options”) to purchase shares of common stock of Higher One Holdings, Inc. in accordance with the equity incentive plan of Higher One Holdings, Inc. and customs and practices for awarding employees options.  The total number of shares of common stock underlying such option grants shall be equal to 450,000 shares.  The Member Options shall be comprised of incentive stock options and non-qualified stock options in accordance with applicable law.  The Members receiving such option grants shall execute option agreements with the Buyer.

Buyer shall enroll each Transferred Employee in the Bonus Plan and administer the Bonus Plan in compliance with the terms thereof unless otherwise approved by the Members.

Section 5.15 Investigation by the Sellers

Notwithstanding anything to the contrary in this Agreement, (a) no investigation by the Sellers shall affect the representations and warranties of the Buyer under this Agreement or contained in any other writing to be furnished to the Stockholders in connection with the transactions contemplated hereby, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Sellers knew or should have known that any of the same is or might be inaccurate in any respect.

Section 5.16 Investigation by the Buyer

Notwithstanding anything to the contrary in this Agreement, (a) no investigation by the Buyer shall affect the representations and warranties of the Sellers under this Agreement or contained in any other writing to be furnished to the Buyer in connection with the transactions contemplated hereby, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Buyer knew or should have known that any of the same is or might be inaccurate in any respect.

Section 5.17 Further Assurances

Following the Closing Date, the parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Assets to the Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

Section 6.1 Survival of Representations

All representations and warranties made in this Agreement shall survive the Closing hereunder for a period of two (2) years beginning on the first day following the Closing Date; provided, however, that the Indemnity Period for (a) the representations and warranties contained in Section 3.1 (Organization); Section 3.2 (Authorization); Section 3.3 (Title to Assets); Section 3.14 (Employee Benefit Plans; ERISA);  Section 3.15 (Taxes); Section 3.17 (Certain Fees); Section 3.21 (Environmental Matters); Section 4.1 (Organization); Section 4.2 (Authorization); and Section 4.5 (Certain Fees) (these representations and warranties, collectively, the “Excluded Representations”) and (b) fraud shall survive until 30 days following the end of the applicable statute of limitations period; provided, further, that to the extent that no applicable statute of limitation period exists with respect to an Excluded Representation, such Excluded Representation shall survive the Closing Date indefinitely.  Notwithstanding anything to the contrary contained in Section 6.2 or in Section 6.3, the Sellers shall have no obligation to indemnify the Buyer Indemnified Parties for any Buyer Damages arising as a result of a breach of any representation or warranty made by Sellers unless written notice of the breach of any such representation or warranty is delivered to the Sellers prior to the expiration of the period during which the applicable representation and warranty survives the Closing and the Buyer shall have no obligation to indemnify the Seller Indemnified Parties for any Seller Damages arising as a result of a breach of any representation or warranty made by Buyer unless written notice of the breach of any such representation or warranty is delivered to the Buyer prior to the expiration of the period during which the applicable representation and warranty survives the Closing.

Section 6.2 Sellers’ Agreement to Indemnify

(a) Subject to the terms and limitations set forth in this Agreement, from and after the Closing, the Sellers, jointly and severally, shall indemnify and hold harmless the Buyer and its directors, officers, shareholders, employees, affiliates, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against all liability, demands, claims, actions or causes of action, suits, proceedings, hearings, investigations, charges, complaints, injunctions, judgments, orders, decrees, rulings, assessments, losses, damages, dues, penalties, fines, costs, amounts paid in settlement, obligations, taxes, liens and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Buyer Damages”) asserted against or incurred by any Buyer Indemnified Party as a result of or arising out of (i) the Excluded Liabilities, (ii) any misrepresentation in any of the representations or any breach of the warranties made by the Sellers in Article III of this Agreement, the Disclosure Schedule or any closing certificate delivered by the Sellers pursuant to this Agreement or (iii) any breach of, or failure to perform, any agreement or covenant of the Sellers in this Agreement.

(b) The obligations of the Sellers to indemnify the Buyer Indemnified Parties pursuant to Section 6.2(a) hereof are subject to the following limitations:

(i) No indemnification shall be made by the Sellers with respect to any claim made pursuant to Section 6.2(a)(ii) unless the aggregate amount of Buyer Damages under all claims exceeds an amount equal to $200,000 (the “Basket Amount”) and, in such event, indemnification shall be made by the Sellers for all Buyer Damages (including all claims under the Basket Amount); provided, however, that the foregoing limitations shall not apply to any breach of any representation or warranty contained in any Excluded Representation;

(ii) In no event shall the aggregate obligation of the Sellers to indemnify the Buyer Indemnified Parties as a result of a breach of any representation or warranty (other than an Excluded Representation) exceed an amount equal to $6,000,000 (the “Cap”), it being further understood and agreed that the Escrow Deposit less $1,500,000 shall serve as a limitation on and as the sole and exclusive source of funds available to the Buyer Indemnified Parties for satisfaction of the Sellers’ indemnity obligations as a result of a breach of any representation or warranty (other than an Excluded Representation) by the Sellers; and

(iii) Notwithstanding anything to the contrary herein contained, the indemnification obligations under Section 6.2 shall not limit the right of the Buyer Indemnified Parties to recover Buyer Damages which result from or arise out of actual fraud by the Sellers.

Section 6.3 Buyer’s Agreement to Indemnify

(a) Subject to the terms and limitations set forth in this Agreement, from and after the Closing, the Buyer shall indemnify and hold harmless the Sellers and the Target’s  managers, officers, employees, affiliates, successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against all from and against all liability, demands, claims, actions or causes of action, suits, proceedings, hearings, investigations, charges, complaints, injunctions, judgments, orders, decrees, rulings, assessments, losses, damages, dues, penalties, fines, costs, amounts paid in settlement, obligations, taxes, liens and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Seller Damages”) asserted against or incurred by any Seller Indemnified Party as a result of or arising out of (i) the Assumed Liabilities, (ii) a breach of any representation or warranty contained in Article IV of this Agreement or (iii) a breach of any agreement or covenant of the Buyer contained herein.  The Sellers agree that the indemnification provided in this Section 6.3 is the exclusive remedy for a breach by the Buyer of any representation, warranty, agreement or covenant contained in this Agreement.

(b) The Buyer’s obligations to indemnify the Seller Indemnified Parties pursuant to Section 6.3(a) hereof are subject to the following limitations:

(i) No indemnification shall be made by the Buyer with respect to any claim made pursuant to Section 6.3(a)(ii) unless the aggregate amount of Seller Damages under all claims exceeds the Basket Amount and, in such event, indemnification shall be made by the Buyer for all Seller Damages (including all claims under the Basket Amount); provided, however, that the foregoing limitations shall not apply to any breach of any representation or warranty contained in any Excluded Representation;

(ii) In no event shall the Buyer’s aggregate obligation to indemnify the Seller Indemnified Parties as a result of a breach of any representation or warranty exceed an amount equal to the Cap; and

(iii) Notwithstanding anything to the contrary contained herein, the indemnification obligations under Section 6.3 shall not limit the right of the Seller Indemnified Parties to recover Seller Damages which result from or arise out of actual fraud by the Buyer.

Section 6.4 Third Party Indemnification

The obligations of any indemnifying party to indemnify any indemnified party under this Article VI with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (a “Claim”), shall be subject to the following terms and conditions:

(a) Any party against whom any Claim is asserted shall give the party required to provide indemnity hereunder written notice, setting forth with reasonable specificity the facts and circumstances of which such party has received notice, of any such Claim promptly after learning of such Claim, and if the party giving such notice is an indemnified party, specifying the basis hereunder upon which the indemnified party’s claim for indemnification is asserted, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing.  Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party’s obligations under this Article VI, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice.  If the indemnifying party, within thirty (30) days after notice of any such Claim, fails to assume the defense of such Claim, the indemnifying party shall lose its right to contest, defend, litigate and settle such a Claim and the indemnified party against whom such claim has been made shall, without prejudice to its right, if any, of indemnification hereunder, (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the reasonable expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.  If, pursuant to the preceding sentence, the indemnified party so contests, defends, litigates or settles a Claim for which it is entitled to indemnification hereunder, the indemnified party shall, subject to any defense that the indemnifying party may have that it is not obligated to provide indemnity, be reimbursed by the indemnifying party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Claim which are incurred from time to time, promptly following the presentation to the indemnifying party of itemized bills for such attorneys’ fees and other expenses.

(b) Except as herein provided, the indemnified party shall not, and the indemnifying party shall, have the right to contest, defend, litigate or settle such Claim, if the defense of a Claim is so tendered and within 30 days thereafter the indemnifying party accepts such tender and acknowledges in writing (but without waving any defenses it may have that it is not obligated to provide indemnity) its indemnification obligation.  The indemnified party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the indemnifying party.  The indemnifying party shall lose its right to contest, defend, litigate and settle the Claim if it shall fail to diligently contest the Claim.  So long as the indemnifying party has not lost its right to contest, defend, litigate and settle as herein provided, the indemnifying party shall have the right to contest, defend and litigate the Claim and shall have the right to enter into any settlement of any Claim; provided, however, the indemnifying party may not enter into any settlement of any Claim without the prior written consent of the indemnified party, not to be unreasonably withheld or delayed, if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the indemnified party or (ii) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the indemnified party.  The indemnifying party shall not be entitled to assume control of a Claim and shall pay the reasonable fees and expenses of counsel retained by the indemnified party if (A) the Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, (B) the Claim seeks injunctive or other equitable relief or (C) the indemnified party in its notice to the indemnifying party of the Claim states that, based on advice of counsel, it believes that its interests in the Claim is or can reasonably be expected to be adverse to the interests of the indemnifying party.

Section 6.5 Certain Tax Matters

(a) Tax Indemnification.

(i) Notwithstanding anything in this Agreement to the contrary, the Sellers, jointly and severally, shall indemnify and hold harmless the Buyer from and against any liability for Taxes of the Seller, or Taxes relating to the Assets and the Business, attributable to (A) any taxable period ending on or before the Closing Date or (B) for any taxable period that includes but does not end on the Closing Date, the portion thereof properly allocable to the period ending on the Closing Date (collectively, a “Pre-Closing Tax Period”).

(ii) The Buyer shall indemnify and hold harmless the Sellers from and against any liability for Taxes relating to the Assets and the Business attributable to any taxable period that is not a Pre-Closing Tax Period.

(iii) To the extent that an indemnification obligation pursuant to this Section 6.5 may overlap with any other indemnification obligation pursuant to this Article VI, the provisions of this Section 6.5 shall govern.

(iv) The parties hereto agree that any payments made pursuant to the indemnification provisions of Article VI hereof are intended to be deemed to be adjustments to the Final Purchase Price; provided, however, that to the extent that any taxing authority successfully characterizes, in a final determination, that any indemnification payments shall be deemed to be income to the party receiving such payments, then the party making such payments shall pay an additional amount to the party receiving such payments to cover all Taxes payable thereon (including Taxes payable on the gross-up payment).

(b) Survival of Tax Provisions.  Any claim to be made pursuant to this Section 6.5 must be made within thirty (30) days following the expiration (with valid extensions) of the applicable statutes of limitations related to the Taxes at issue.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Fees and Expenses

Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of the Sellers, on the one hand, and the Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

Section 7.2 Further Assurances

From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.  If, after Closing, it is determined by mutual agreement of Buyer and Target that any of the Excluded Assets should more appropriately be included in the Assets but were inadvertently omitted therefrom, the Sellers shall promptly undertake all actions and deliver all such assets and execute all documents and instruments necessary or desirable to transfer title in such assets to the Buyer as if they were originally included in the Assets.

Section 7.3 Counterparts

This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) simultaneously in counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 7.4 Notices

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified U.S. mail, postage prepaid, return receipt requested; (c) nationally – recognized overnight delivery service or (d) by electronic mail transmission to the appropriate electronic mail address set forth below (or at such other electronic mail address for the party as shall have been previously specified in writing to the other parties) with follow-up copy by nationally – recognized overnight courier service the next business day.  Notices shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

(a) If to Target and The Members, to

Campus Labs, LLC
210 Ellicott Street
Buffalo, New York 14203
Telephone: (716) 652-9400
Facsimile:  (716) 652-2689
Attention:  Eric Reich
E-Mail:  ereich@campuslabs.com

and

Eric Reich
89 Arcadian Drive
Amherst, New York 14228

and

Michael Weisman
59 Pennington Court
Amherst, New York 14228

with a copy (which shall not constitute notice) to:

Lippes Mathias Wexler Friedman, LLP
665 Main Street
Suite 300
Buffalo, New York 14203
Telephone:  (716) 853-5100
Facsimile:   (716) 853-5199
Attention:  Brian J. Bocketti
E-Mail:      bbocketti@lippes.com

(c)           If to the Buyer to:

Higher One, Inc.
115 Munson Street
New Haven, Connecticut 06511
Telephone: (203) 776-7776
Facsimile: (203) 776-7796
Attention:  Thomas D. Kavanaugh, Esq.
E-Mail: tkavanaugh@higherone.com

with a copy (which shall not constitute notice) to:

Wiggin and Dana LLP
One Century Tower
265 Church Street
New Haven, CT  06508-1832
Telephone:  203-498-4321
Facsimile:  203-782-2889
Attention:  Paul Hughes, Esq.
E-Mail:  phughes@wiggin.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New Haven, Connecticut time) and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.5 Amendments and Waivers

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.  No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

Section 7.6 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.7 Binding Effect; Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party without the prior written consent of the other parties hereto.

Section 7.8 No Third Party Beneficiaries

Except as provided in Section 7.7, this Agreement is solely for the benefit of the Sellers, and their respective successors and permitted assigns, with respect to the obligations of the Buyer under this Agreement, and for the benefit of the Buyer and its successors and permitted assigns, with respect to the obligations of the Sellers under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 7.9 Interpretation

(a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a limited liability company, an association, a group, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof or any other entity.

(c) As used in this Agreement, an “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d) As used in this Agreement, the term “business day” shall mean any day on which banks are not required or authorized to close in New Haven, Connecticut.

Section 7.10 Jurisdiction; Consent to Service; Waiver of Jury Trial

(a) Except as otherwise provided in Section 1.8(g), each of the parties hereto (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in federal court located in New Haven, Connecticut; (b) consents to the exclusive jurisdiction of such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, any objection or claim that it may have to the laying of venue in any such suit, action or proceeding in court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.11 Entire Agreement

This Agreement, the Disclosure Schedule, the Buyer’s Disclosure Schedule and the Exhibits and other writings referred to herein to be delivered at the Closing (including the Ancillary Agreements) constitute the entire agreement among the parties with respect to their subject matter and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to their subject matter (including any proposal letter, letter of intent or memorandum of understanding).

Section 7.12 Law Governing

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut  (without giving effect to the choice of law principles thereof that would cause the application of the laws of any other jurisdiction) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HIGHER ONE, INC. By: /s/ Mark Volchek
Name: Mark Volchek Title: Chief Executive Officer

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CAMPUS LABS, LLC
By: /s/ Eric Reich
Name: Eric Reich Title: President

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THE MEMBERS /s/ Eric Reich
Eric Reich

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/s/ Michael Weisman
Michael Weisman

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